EXHIBIT 16 TO FORM 10

October 17, 2003

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, DC 20549

Gentlemen:

We have read Item 14 of Form 10, filed with the Securities and Exchange Commission on October 17, 2003, of AIG Annuity Insurance Company and are in agreement with the statements contained in the first and second paragraphs on page 69 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/    ERNST & YOUNG LLP